Exhibit 99.1

NEWS BULLETIN	RE: INNSUITES HOSPITALITY TRUST
FROM	INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST	1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT	Phoenix, Arizona 85020
FISCAL 2014	Phone: 602-944-1500
IBC Expands to 600 Hotels, InnSuites Credit Card Financing and Roomer Travel Marketing Agreement
FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, December 2, 2013 - InnSuites Hospitality Trust (NYSE MKT:IHT)

Inndependent Boutique Collection (IBC) Expands to 600 Hotels;

InnSuites Credit Card Financing and

Roomer Travel Marketing Agreement

InnSuites Hospitality Trust continues to expand the Inndependent Boutique Collection (IBC) to over 600 hotels representing over 36,500 rooms. IBC continues to grow and enhance our hotel services solutions for independent hoteliers. The hotel booking engine and the InnDepedent InnCentives frequent hotel traveler program featuring a free stay after 12 nights with no restrictions is now being received by our IBC early adopting hoteliers and guests.

On November 25, 2013, InnSuites Hospitality Trust (NYSE MKT:IHT) through one its subsidiaries entered into a short-term $342,000 credit card advance financing business loan with American Express Bank, FSB. The funds will be used for working capital.

On November 11, 2013, InnSuites Hotels and Roomer Travel (www.roomertravel.com) announced a marketing agreement for consumers to easily sell their nonrefundable hotel rooms to buyers at a reduced cost. The patrons who sell their nonrefundable hotel room recoup a portion of their purchase, while the person who buys that same room obtains it at a discounted price. This allows InnSuites properties to maintain occupancy rates and ensure added revenue from ancillary food and beverage services, which would otherwise be lost if the room remained unoccupied.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

 For more information visit www.innsuitestrust.com or www.sec.gov